Exhibit 99.2

OPTICAL CABLE CORPORATION

Third Quarter Earnings

September 7, 2005, 10:00 a.m. EDT

Financial Relations Board

Moderator: Marilynn Meek

Operator	Good morning, ladies and gentlemen, and welcome to the Optical Cable third quarter earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Wednesday, September 7, 2005.

I would now like to turn the conference over to Marilyn Meek of the Financial Relations Board. Please go ahead.

M. Meek	Thank you. Good morning and thank you all for participating on Optical Cable Corporation’s fiscal 2005 third quarter conference call. By this time everyone should have obtained a copy of the earnings release. However, if you haven’t, please call my office at Financial Relations Board, 212-827-3777, and we’ll fax or email a copy to you immediately.

On the call with us today is Neil Wilkin, Chairman of the Board, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin, I’d like to remind everyone this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including but not limited to those factors set forth in detail in the forward-looking statement section of yesterday’s press release. These cautionary statements apply to the contents of the internet website on www.earnings.com as well as today’s call.

I’d like to now turn the call over to Neil Wilkin. Neil, please go ahead.

N. Wilkin	Thank you, Marilynn, and good morning everyone. Joining me here today at Optical Cable Corporation’s offices are: Tracy Smith, our Chief Financial Officer; Luke Huybrechts, our Senior Vice President of Operations; and Charlie Carson, our Senior Vice President of Marketing and Sales.

We’ll begin with a few introductory remarks. We will then briefly review the financial results for the third quarter of fiscal year 2005, as well as comment on some recent developments at OCC, and finally we’ll answer as many of your questions as we can.

As you know, Optical Cable Corporation, like a number of other companies,

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does not provide specific earnings guidance. However, we continue to provide certain information that we believe gives you a sense of Optical Cable Corporation’s direction.

In the third quarter we were disappointed not to realize the seasonal increase in net sales we expected given our seasonality patterns during the past 2 years, where net sales during the third and fourth quarters of the fiscal year are generally higher than net sales during the first and second quarters of the fiscal year.

Sequentially, net sales for the third quarter of fiscal 2005 decreased 2.2% compared to the second quarter of the year and increased 1.9% compared to the first quarter of the year.

We believe contributing to the lower than expected net sales during the third quarter was the timing of certain future projects and possibly a temporary softening of certain segments of the enterprise fiber optic cable market. Despite that fact, Optical Cable Corporation did post sequential increases in quarterly net income results in the third quarter of 2005 – growing net income 7.4% when compared to the second quarter of this year and 75.5% when compared to the first quarter of this year.

Additionally, Optical Cable’s net sales have increased 9% during the first nine months of fiscal 2005 compared to the same period last year, in line with our expectations.

We continue to believe that the short- to moderate-distance fiber optic cable market is slowly growing and while net sales during the third quarter of fiscal 2005 deviated from our expected seasonality pattern of higher net sales during the last 2 quarters of the fiscal year, we do not believe this is evidence of a trend at this time.

Some large projects we believed might be manufactured and shipped in the third quarter, we now hope will be shipped during the fourth quarter. And despite any temporary softening of the fiber optic cable market, we believe that our market share has remained stable.

So while we cannot be certain, we believe Optical Cable’s net sales will increase during the last quarter of fiscal 2005 when compared to the third quarter of fiscal 2005. By year end, we expect the net sales growth percentage for the year to be in the high single digits.

While looking to realize net sales gains during the year, we also recognize the need to deliver strong gross profit margins through productivity gains and market segmentation initiatives.

With respect to gross profit margin percentages, we continue to target gross profit margin percentages of 37%. And while gross profit margins were

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37.7% during the third quarter of fiscal 2005 — lower than the 41.2% and 40.7% we experienced during the first and second quarters of fiscal 2005, respectively – we do not believe this indicates a trend towards lower gross margins generally. Our gross profit margin percentages are heavily dependent on product mix on a quarterly basis and may deviate from expectations based on unexpected and expected changes in product mix. Specifically we believe the 37.7% gross profit margin is consistent with our product mix sold during the third quarter rather than evidence of lower margins generally.

With respect to SG&A expenses, we continue to recognize the need to control expenses without sacrificing our long term growth strategy. SG&A expenses decreased during the third quarter of fiscal 2005 for a number of reasons, including specific efforts to control certain costs. However, we expect potential increases in SG&A expenses during the fourth quarter of fiscal 2005 as a result of a number of factors including current hiring plans, travel by our sales personnel, professional fees (including accounting and legal fees) and certain performance based restricted stock expenses.

We are pleased with our progress towards delivering financial performance gains while continuing to take actions which we believe are necessary to support future growth – creating an organization that will support substantially higher sales – and earnings – over the long term.

Toward that end, we have invested approximately $1.4 million including deposits in capital expenditures for the first nine months of fiscal 2005. You will recall that we budgeted $3 million in capital expenditures for the year and invested approximately $1.3 million in capital expenditures during all of fiscal 2004.

Now, let’s review some specifics regarding our third quarter financial results. I’m pleased to report that net income increased 133.3% to $977,000 or 17 cents per basic and diluted share for the first 9 months of fiscal 2005, up from $419,000 or 8 cents per basic and 7 cents per diluted share for the same period last year. Net sales increased 9% to $34.1 million for the 9 months ended July 31, 2005, up from $31.3 million for the same period last year.

For our third quarter ended July 31, 2005, we reported net income of $391,000 or 7 cents per basic and diluted share, up compared to net income of $318,000 or 6 cents per basic and diluted share for the same period last year.

Net sales for the third quarters of both our 2005 and 2004 fiscal years remained fairly consistent at $11.3 million with a minimum increase of $83,000 in the third quarter of 2005. Sequentially, net sales for the third quarter of fiscal year 2005 decreased slightly compared to net sales of $11.6 million for the second quarter of fiscal 2005, but increased slightly compared to net sales of $11.1 million for the first quarter of 2005.

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Gross profit margin as a percentage of net sales for our third quarter decreased to 37.7% compared to 40.6% for the comparable period in 2004. By comparison, the gross profit margins for the first and second quarters of 2005 were 41.2% and 40.7%, respectively.

As I mentioned previously, our gross profit margin percentages are heavily dependent on product mix changes on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix. This was the case during the third quarter of fiscal 2005. Timing of product mix changes and other factors caused fluctuations in gross profit margins from the first 2 quarters of our fiscal year.

The impact of these product mix changes on a year-to-date basis, however, has been minimal. The company’s gross profit margin increased to 39.9% for the first nine months of fiscal year 2005 compared to 39.6% for the same period in fiscal 2004. As a reminder, while we finished our fiscal year 2004 with a gross profit margin of 38.6%, our quarterly gross profit margins ranged from 36.7% to 40.6% during the year.

SG&A expenses decreased 8.3% to $3.7 million in the third quarter of the year from $4 million for the same period last year. This compares to SG&A expenses of $4.2 million and $4.1 million during the first and second quarters of fiscal year 2005, respectively.

SG&A expenses for the first nine months of fiscal 2005 increased 3.7% to $12.1 million from $11.6 million for the same period in fiscal 2004. The increase in SG&A expenses during the first nine months of fiscal 2005 compared to the same period last year was primarily due to: employee compensation costs, professional fees (including legal and accounting fees) and costs associated with obtaining certain military qualifications for certain of our ground tactical fiber optic cable.

Compensation costs have increased as a result of increases in commissions as net sales have increased; increases in employee incentives targeted to improve financial results (including restricted stock grants which we believe are essential to better align management’s interest with your interests); and also new hires. These are consistent with our expectations.

Professional fees (including legal and accounting fees) have increased during the first nine months of fiscal 2005 compared to the same period last year. This includes the costs we have begun to incur in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002 as well as other legal and accounting fees.

As stated in prior conference calls, the Securities and Exchange Commission extended the deadline for compliance with Section 404 of the Sarbanes-Oxley Act for non-accelerated filers, extending our required compliance date

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to our fiscal year ending October 31, 2006. Additionally, the SEC Advisory Committee on smaller public companies, at its meeting on August 10th, recommended a further extension of the deadline for compliance with Section 404 of the Act for certain registrants, which would likely include Optical Cable Corporation. Regardless of this possible extension, we will continue to work towards compliance and we anticipate we will continue to incur additional expenses during fiscal year 2005 as a result of our efforts to become compliant before the required date no matter what that may be.

We continue to monitor all of our expenses, including SG&A, in order to keep costs down, while at the same time accomplishing our goal to build the company for future growth.

As of the end of our third quarter, we had a cash balance of approximately $3.7 million with no outstanding debt on our bank line of credit and with $10.1 million in unused and available credit.

Your management team continues to work to further improve financial results in fiscal year 2005 and beyond. We are quite optimistic about our prospects, our opportunities, and our ability to create significant shareholder value over the long term. We still have a lot of work to do, but we are showing steady financial performance gains and continue to execute our strategy as planned.

Now before I get to your questions, I’d like to highlight a recent development and announcement by Optical Cable. On August 8, 2005, we announced that we had achieved 2 significant milestones in our continuing pursuit of excellence as a long time supplier of rugged military fiber optic cable for the U.S. and allied militaries:

•      The U.S. Department of Defense has certified us as a fully qualified supplier of ground tactical fiber optic cable, meeting all military requirements. As a result, these products have been added to the DOD’s qualified products list.

•      Our manufacturing facility has also been certified by DOD as a MIL-STD-790F facility. This certification is considered one of the most respected in the defense industry as it requires compliance with stringent government requirements for quality and consistency. Our manufacturing facility met all requirements for this certification.

We are quite proud of this accomplishment, which we believe demonstrates our continuing capabilities and commitments as a premiere manufacturer of military ground tactical fiber optic cable for the U.S. military as one important segment of our business.

Now, we are happy to answer as many of your questions as we can. Marilynn, if you’d please indicate or have the operator indicate the instructions for the participants to call in their questions, I’d appreciate it.

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M. Meek	Sure, Neil. Just as a reminder, we are taking questions only from analysts and fund investors and in the interest of time, each person wishing to ask a question will be permitted two questions initially. We will allow additional questions at the end of this time if there is time available. Operator, could you please give further instructions?

Operator	If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using a speakerphone you will need to lift the handset before pressing the numbers.

Kevin Wenck, please state your company name followed by your question.

K. Wenck	Polynous Capital Management. Good morning, Neil.

N. Wilkin	Good morning, Kevin.

K. Wenck	The first question has a couple of aspects about it concerning the gross margins. But if the expected orders had shipped, theoretically how might that have affected the gross margins for the quarter?

N. Wilkin	I don’t have a precise number for you, but our gross margins would have been higher and obviously our net sales would have been higher.

K. Wenck	And then for those expected orders, if you could give us a little bit of color as to what might have happened with some of them. Were they construction projects that just hadn’t ramped up yet? Was it enterprise networking projects where there wasn’t a final sign off yet by the ultimate buyer? Any color you can give us on that would be helpful.

N. Wilkin	It was really a timing issue. As you know, we are just one component of an installation and so when we sell there’s other components that have to come together at the same time. At least in one of the projects that I’m thinking of that was the situation where one of the other component manufacturers wasn’t ready to supply the product.

We’ve had some projects that have actually been pushed off a little bit while not cancelled, but the 2 projects that I’m thinking about are ones that we’re certain are going to occur, just haven’t dropped in yet.

K. Wenck	Okay. And then the second question for now, the SG&A decrease, any connection in that for the quarter with what the sales pipeline looked like? Because it’s a fairly significant decrease on a sequential quarterly basis and at some point during the quarter did it look like some of these projects might look doubtful they’d fall in the quarter and so you really clamped down on SG&A?

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N. Wilkin	Not really. I mean we’ve been focused on controlling SG&A expenses all year. The SG&A expenses were a little bit lower than I think even we anticipated in the third quarter, but it was partially the result of some timing of hires as well as some departures of employees and also travel expenses as we discussed. Our sales force, particularly the international sales force, spends a fair amount of money on travel and depending on when they’re traveling it affects the results. There was no specific effort to restrict their travel, rather just to make it more efficient and there’s been no specific attempt to sort of pull back on a short term basis what otherwise are necessary and legitimate expenses.

K. Wenck	A couple of the usual annoying balance sheet questions. Accounts receivable dropped $800K roughly sequentially. How much of that is an indication of just the timing of how orders occur during the quarter and how much of that is just better collections?

N. Wilkin	I’m going to make one statement because I understand what you’re getting at specifically and then I’m going to let Tracy address it more generally. Specifically there wasn’t anything that happened with the timing of orders during the quarter that would indicate that we’re on a downward slide in sales that would somehow justify a change or indicate a change in accounts receivable. It’s really been efforts by Tracy’s department in managing accounts receivable. Do you want to comment on that?

T. Smith	I don’t have anything real significant to add to that. I can’t really give you specific numbers of how much was created by the aggressive collection effort versus how much related to the fact that the sales in the third quarter were down slightly, so there is going to be some expected decrease in accounts receivable due to the fact that the sales are lower in the third quarter compared to either the fourth quarter of last year or the second quarter of this fiscal year. I can’t really give you specific amounts.

N. Wilkin	Do you have the second quarter number off the top of your head?

K. Wenck	I actually have that. The receivables at the end of the second quarter were roughly $8 million.

T. Smith	$8 million with...

N. Wilkin	So it’s still a substantial decrease, but what you see in our earnings release obviously shows end of fiscal 2004 versus end of third quarter and so that’s not always the best indication. I think it’s just normal timing as far as I’m aware, Kevin.

K. Wenck	The next one concerns inventories. Sequentially they went up about $950K.

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If you put in a normal assumption for cost of goods sold, potentially that supports another $1.5 million, $1.6 million of sales during the quarter. How much of that was from the expected orders that did not ship in the quarter and are still in inventory and how much of that was just more general restocking and broadening of your inventories?

N. Wilkin	There’s some that wasn’t shipped, but it’s mainly because we specifically built up our inventories. I don’t have the specific numbers in front of me, but when we reviewed it as part of the quarter we saw that our work in process didn’t change substantially sequentially from second quarter to third quarter. The increase really came in finished goods which is consistent with our efforts to have more product available for customer needs and also some increases in raw materials which is a function of certain products, particularly certain fiber products that we’ve increased or changed our product mix with respect to needs in order to meet our customers’ requirements.

The finished goods change was a conscious change that we’ve talked about in the past in trying to make sure that we have available product as needed and in fact I would say I would expect that might increase even a little bit more in the fourth quarter.

The raw material change wasn’t so much a planned change as a result of change in different cable types and demands and expected changes in our stocking levels to meet those.

K. Wenck	Okay and one last question for now in case somebody else has gotten in queue. But your comments about the softening of the enterprise cable market or possible softening of it, any additional color you’d like to add to that, whether it was primarily on the networking side or primarily on the data storage side?

N. Wilkin	It’s definitely not on the data storage side and I’ll let Charlie comment on it a little bit. I saw some of the weakening seem to occur on the general commercial side of the business as well as some of the severe duty applications and that’s where the changes really seem to be. Do you want to add anything, Charlie?

C. Carson	I think that pretty well covers it, Neil. If you look at office buildings for example, there are still some very soft regions of the country that have not started building yet, but overall the primary cause of the change were delays as you have outlined.

N. Wilkin	We’ve gotten some feedback from distributors. Did you want to comment on that generally too?

C. Carson	Yes. Again it’s a mixed bag so to speak, Kevin, in terms of which distributor and what area of the country. In some areas of the country it’s really regional specific. Both copper and fiber are down. In other areas both are up; in some areas copper’s up and fiber is down so it’s really a mixed bag.

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As Neil has outlined, the primary cause of the lower sales has been delays in projects, however, due to budgets and customer administration issues, as Neil has already outlined.

K. Wenck	Okay. Thanks, Charlie. Thanks, Neil.

Operator	Kevin Cohen, please state your company name followed by your question.

J. Cohen	Good morning. This is Jeff Cohen with Mulholland Capital. I was just curious. Do you anticipate any particular impact on your business from Hurricane Katrina and if so could you elaborate a little bit?

N. Wilkin	That’s a very good question and Tracy has looked at just before, we’re going to be filing our 10-Q, has looked at just before this earnings call and our press release the issue with respect to existing customers. Do you want to comment on that?

T. Smith	Sure. We’ve looked at what the current accounts receivable are outstanding with existing customers in the Mississippi and Louisiana states and currently it doesn’t look like we have a very significant exposure in those situations so I don’t really anticipate that we’ll have a significant write off related to accounts receivable in those areas. It’s far too early at this point to know for sure what might be, but based on our initial look at it, I don’t think there’s a significant exposure there.

N. Wilkin	There may be some opportunity to sell into those areas as part of rebuilding and our sales folks are going to be focused on that, particularly in the oil patch areas and refineries – we sell into those markets.

C. Carson	One of the issues our inside salespeople face right now is many of the distributors in the New Orleans and Mississippi area have been evacuated from the area and we are of course in contact with them to Neil’s point.

J. Cohen	Clearly it’d be very preliminary, but can you give any sort of ballpark quantification of what sort of opportunity you might have in terms of a percentage of your overall business?

N. Wilkin	I really can’t give you that at this time and I think at this point most companies wouldn’t know. I think they’re more focused on just trying to get everyone evacuated and stabilizing the situation, but we stand ready to supply product as needed into those areas and we’ll do that.

J. Cohen	Thank you.

Operator	Kevin Wenck, please go ahead with your follow up question.

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K. Wenck	Just a couple more. Other noncurrent assets went up about $700K sequentially from Q2. Is that mostly the cap ex deposits or additional cap ex being put in place?

N. Wilkin	I’m going to let Tracy address that issue. There’s been a couple of things in there and you can go ahead and discuss it. One was we have helped with the employee relocation expenses which has involved some loans to a non-officer and that’s affected other assets and there’s a couple of other things.

T. Smith	One other item that we have in there is a note receivable related to a non-affiliated company which is about $375,000 and that is something we look at for strategic purposes.

N. Wilkin	It’s really those two things, Kevin, and thank you for reminding me, Tracy. There are a couple of things. One was we had an employee that relocated and there were some loans to help them relocate. And the other item is we continue to and have looked for quite some time at building strategic relationships with certain folks mainly who are customers of ours, but in other cases too and that’s been very beneficial and in one instance it made sense to loan some money.

Another instance where we’ve got a customer we’ve been working with, they have a fairly significant outstanding accounts receivable that while it’s written to appropriate net realizable value, we’ve also included some amounts. While not in this loan, that’s in accounts receivable, and so that’s part of our working with - one of the things that we try to be is flexible with our strategic partners in trying to make sure that we’re growing their business and they’re growing our business and so those are the items that are in there. One item that I mentioned I said was in accounts receivable and those are the other items that are in the other receivables.

T. Smith	I’m sorry, Kevin, to go back to your original question, there are some deposits in there for property, plant and equipment.

K. Wenck	The loan to the strategic partner, is that somebody here in the U.S. or somebody outside the U.S.?

N. Wilkin	It’s something that we prefer not to spend a lot of time commenting on if you don’t mind, Kevin. We work with a number of different folks and we try not to publicly talk about what we’re doing with our different strategic partners specifically.

K. Wenck	Okay and then one final question. On the potential total amount of Sarbanes-Oxley work even with the deadlines having been possibly put off, where do you think you are? Are you 25% of the way, 40% of the way at this point?

T. Smith	I would have to say probably closer to 25% although I haven’t really

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quantified it like that, Kevin. One of the things that we are doing as you will recall from previous calls is we’re also in the process of implementing a new ERP system and as we do that, there are certain process changes and things that will occur and our Sarbanes-Oxley work is dependent upon that work happening first.

K. Wenck	Okay. Thanks for you help.

N. Wilkin	Thank you for your questions, Kevin, I appreciate it.

K. Wenck	It was a good quarter. It’s too bad somebody felt disappointed by it this morning.

N. Wilkin	I appreciate that comment, Kevin. I think that here we’re all focused on growth, both from the top line and on the bottom line and that’s what we’re working towards.

K. Wenck	You’re generating cash and you don’t have any debt so it looks pretty good to me.

Operator	At this time I am showing no further questions. Please continue with your presentation.

N. Wilkin	Thank you, everyone, for taking the time to participate on our fiscal 2005 third quarter earnings call this morning. We appreciate your time, your questions and your interest in Optical Cable Corporation and look forward to talking to you again in the future.

Operator	Ladies and gentlemen, this concludes the Optical Cable third quarter earnings conference call. You may now disconnect and thank you for using ACT Teleconferencing.

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